Exhibit 99.1

Bookham Announces Third Quarter
Fiscal 2005 Financial Results and Updates Outlook

SAN JOSE, Calif., – May 4, 2005 – Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for the third quarter of fiscal year 2005, ended April 2, 2005.

Net revenue in the third quarter of fiscal year 2005 was $49.9 million, a sequential increase of 9 percent compared with net revenue of $45.8 million in the second quarter of fiscal year 2005.

Under generally accepted accounting principles (GAAP), gross margin in the third quarter was 1.1 percent, an approximately 8.9 percentage point improvement compared with a gross margin of negative 7.8 percent in the second quarter. The sequential improvement in gross margin was primarily the result of a shift to newer, more profitable product lines, product cost reductions, and continued reductions in manufacturing overhead cost. In addition, gross margin was positively impacted by higher pricing associated with the terms of the amended supply agreement the Company entered into with Nortel during the third quarter.

GAAP operating expenses in the third quarter were $129.7 million. Third quarter GAAP operating expenses compare with GAAP operating expenses of $37.1 million in the second quarter. GAAP net loss in the third quarter was $129.6 million, or a loss per share of $3.86. Third quarter GAAP net loss includes charges of $98.1 million for a goodwill write-down relating to the Company’s acquisitions and $3.8 million attributable to restructuring charges. Third quarter GAAP net loss compares with a GAAP net loss of $41.1 million, or a loss per share of $1.23 in the second quarter. Second quarter GAAP net loss included a restructuring charge of $7.9 million attributable to previously announced restructurings. The goodwill impairment calculation is the company’s best estimate and may be subject to further adjustments as the company finalizes its valuation assessment. The company expects to complete its assessment by fiscal year end July 2, 2005.

Third quarter non-GAAP operating expenses were $27.7 million compared with non-GAAP operating expenses of $29.0 million in the second quarter. Third quarter non-GAAP net loss was $27.7 million, or $0.82 per share. This compares with a non-GAAP net loss of $33.0 million, or $0.99 per share in the second quarter. A reconciliation table of GAAP to non-GAAP results is included in the financial tables section of this release.

Cash, cash equivalents, short-term investments and restricted cash at the end of the third quarter was $42.1 million compared with $77.8 million at the end of the second quarter.

Third quarter EBITDA loss was $119.9 million compared with an EBITDA loss of $32.5 million in the second quarter. Non-GAAP EBITDA, which excludes restructuring charges and the write down of goodwill, was a loss of $17.9 million in the third quarter compared with a non-GAAP EBITDA loss of $24.4 million in the second quarter, representing a decrease of 27%. The Company calculates non–GAAP EBITDA as Net income/loss, excluding the impact of net interest

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expense and income taxes, adding back the non-cash costs of depreciation and amortization, and excluding restructuring costs, redomicile costs and the write-down of goodwill, as described in the EBITDA reconciliation table attached to this release.

Third Quarter Highlights

Bookham announced a number of key events during the third quarter. These included:

•	Continued to diversify its customer base. Nortel accounted for 39% of revenue, down from 44% in the second quarter of fiscal 2005. Sales to customers other than Nortel increased 19% sequentially. Revenue from Cisco also increased significantly and represented approximately 10% of revenue in the third quarter.

•	Signed an amended supply agreement with Nortel that provides for order commitments of approximately $100 million for product purchases and last time buys over the next four quarters through March 2006. The Company expects that this will contribute to improving Bookham’s financial performance and manufacturing visibility, facilitating Bookham’s efforts to optimize production and manufacturing for all customers.

•	Ongoing migration of assembly and test to Shenzhen, China. The transfer of manufacturing to Shenzhen, a major component of the company’s cost reduction program, remained on schedule. Net revenue from Shenzhen was $3.1 million in the third quarter, and is expected to be in the range of $10 million to $12 million in the fourth quarter of fiscal 2005.

•	Appointed Dr. Peter Bordui as Chairman of the Board and promoted Jim Haynes to Chief Operating Officer.

“In the third quarter, we are pleased to have achieved strong revenue growth and positive gross margins. Revenues from new customers were particularly strong and Cisco became a 10% customer for the first time. Demand for our new products, particularly products addressing the metropolitan market, continued to accelerate,” said Dr. Giorgio Anania, president and chief executive officer of Bookham, Inc. “Looking forward, the amended supply agreement we signed with Nortel provides order commitments that will contribute to continued revenue growth and gross margin improvement, as well as improved visibility. I believe that the Nortel agreement, the continued broadening of our customer base and our own cost reduction efforts, including those associated with the ongoing transfer of manufacturing to Shenzhen, will combine to help our performance for the remainder of the calendar year.”

Outlook and Guidance

“We are very encouraged about our growth prospects and expected financial performance for the next two quarters,” said Dr. Anania. “Demand for our products is expected to remain strong with production at full capacity for certain product lines. In addition, we expect to qualify more customers and products in our Shenzhen facility during the fourth quarter, and we remain on track to have the qualification process for most of our products completed by the first quarter of fiscal 2006.

The following forecasts are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to

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differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.

Furthermore, our outlook excludes items that may be required by GAAP due to their uncertain nature, such as restructuring and related costs, acquisition or disposal related costs, and reductions of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time.

For the fourth quarter of fiscal 2005, ending July 2, 2005, the Company expects revenue will be in the range of approximately $57 million to $60 million, which is an increase of approximately 15 percent to 20 percent over the third quarter of fiscal 2005. In addition, the Company expects revenue to continue growing into the first quarter of fiscal 2006, ending Oct. 1, 2005, and will be approximately $60 million to $65 million.

The Company believes its ongoing cost reduction efforts, along with increased revenue, due in part to the amended Nortel agreement, will result in further gross margin improvement. Fourth quarter gross margin is expected to be approximately 14 percent to 18 percent. Gross margin in the first quarter of fiscal 2006 is expected to approximately 18 percent to 23 percent.

Fourth quarter EBITDA, excluding the impact of expected restructuring charges, will be in the range of negative $8 million to negative $12 million. The Company expects EBITDA will improve further in the first quarter of fiscal 2006 and will be in the range of negative $2 million to negative $7 million.

Conference Call

Bookham is scheduled to hold a conference call to discuss its third quarter fiscal 2005 financial results today at 5:00 p.m. ET/2:00 p.m. PT. To access the call, U.S. participants dial (201) 689-8359. U.K. and European participants dial +44 (0) 207 107 0611. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.

A telephone replay of the call will be available until May 11, 2005. To access the replay, U.S. callers dial 201-612-7415 (account #: 3055; conference ID#: 148871). U.K. and European callers dial +44 (0) 207 108 6233 (conference code: 4306).

Upcoming Investor Conference

Bookham management will be presenting at the CIBC World Markets Communications and Technology Conference in New York on Tuesday, May 10, 2005 at 9:10 a.m. ET. Those wishing to listen to management’s presentation can hear a live and/or an archived web cast of these events at www.bookham.com.

About Bookham

Bookham, Inc. (Nasdaq: BKHM) is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The Company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the Company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., and Onetta, Inc. The Company has manufacturing facilities in the UK, US, Canada, China and

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Switzerland; and offices in the US, UK, France, Italy, and China; and employs approximately 2,000 people worldwide.

Bookham is a registered trademark of Bookham Technology plc.

Safe Harbor Statement

Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s 10-K and quarterly report on Form 10-Q for the quarter ended January 1, 2005. These include continued demand for optical components, transfer of test and assembly operations to China, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.

Non-GAAP Financial Measures

The Company provides non-GAAP operating expense, non-GAAP net loss, non-GAAP net loss per share and non-GAAP EBITDA financial measures as supplemental information regarding the Company’s operational performance. The Company evaluates its performance using, among other things, the measures disclosed in this release for the purposes of evaluating the Company’s historical and prospective financial performance, as well as its performance relative to its competitors. Specifically, management uses these items to further its own understanding of the Company’s core operating performance. The Company believes its “core operating performance” represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as those relating to goodwill impairment, restructuring programs and costs relating to specific major projects which are non-operational, for example, the change in the Company’s domicile from the UK to the US. Management does not believe these items are reflective of such ordinary, ongoing and customary core activities.

The Company believes that providing the non-GAAP information to its investors, in addition to the GAAP presentation, provides investors the to benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business may look into the future. The Company further believes that providing this information allows Company investors greater transparency and a better understanding of the Company’s core financial performance.

The non-GAAP adjustments described in this release have historically been excluded by the Company from its GAAP measures. The non-GAAP adjustments, and the basis for excluding them, are outlined below:

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Goodwill Impairment

GAAP requires the Company compare the fair value of its acquired businesses with its carrying amount on the Company’s financial statements. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, included as a charge to earnings in the Company’s statement of operations. The Company excludes goodwill impairment, for the purposes of calculating non-GAAP operating expenses, non-GAAP net loss, non-GAAP net loss per share and non-GAAP EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.

Restructuring Activities

The Company has incurred expenses, included in its GAAP presentation of operating expenses, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to a formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose. The Company excludes these items, for the purposes of calculating non-GAAP operating expenses, non-GAAP net loss, non-GAAP net loss per share and non-GAAP EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.

Change in Domicile

The Company has incurred expenses, included in its GAAP presentation of operating expenses, primarily attributable to legal, accounting, consulting and other general and administrative expenses associated with the Company’s re-domicile from the U.K. to the U.S. in September 2004. The Company excludes these items for the purposes of calculating non-GAAP operating expenses, non-GAAP net loss, non- GAAP net loss per share and non-GAAP EBITDA when it evaluates the continuing operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Unaudited Non-GAAP Condensed Consolidated Statement of Operations should not be considered in isolation or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP operating expense is operating expense. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to non-GAAP net loss per share is net loss per share. The GAAP measure most directly comparable to non-GAAP EBITDA is loss from operations. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.

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Summary financial data follows:

Bookham, Inc. Contacts:
Steve Abely
Chief Financial Officer
+1 408 919 1500

Jim Fanucchi
Summit IR Group Inc.
+1 408 404 5400
ir@bookham.com

Source: Bookham, Inc.

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BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	April 2, 2005	Jan. 1, 2005	April 4, 2004
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$49,939	$45,751	$40,966
Cost of net revenues	49,392	49,298	41,760

Gross profit (loss)	547	(3,547)	(794)

Operating expenses:
Research and development	10,648	12,046	12,451
Selling, general and administrative	13,957	14,195	16,190
Amortization of intangible assets	2,855	2,837	—
Restructuring charges	3,777	7,938	5,666
Stock-based compensation	289	121	—
Impairment of goodwill	98,136	—	—

Total operating expenses	129,662	37,137	34,307

Operating loss	(129,115)	(40,684)	(35,101)

Other income (expense), net	(460)	(424)	3,627

Loss before income taxes	(129,575)	(41,108)	(31,474)

Income tax expense	—	(1)	—

Net loss	$(129,575)	$(41,109)	$(31,474)

Net loss per share (basic and diluted)	$(3.86)	$(1.23)	$(1.31)

Shares used in per share calculation (basic and diluted)	33,555	33,535	23,976

BOOKHAM, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 2, 2005	July 3, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents and short-term investments	$34,449	$116,667
Restricted cash	3,338	—
Accounts receivable, net	28,292	13,565
Amounts due from related parties, net	8,578	15,954
Inventories	49,393	48,339
Prepaid expenses and other current assets	15,471	17,887
Assets held for resale	14,442	13,908

Total current assets	153,963	226,320

Long-term restricted cash	4,265	4,434
Goodwill	19,977	119,953
Other intangible assets, net	32,568	43,849
Property and equipment, net	70,836	72,369
Long term investments	—	1,100

Total assets	$281,609	$468,025

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,519	$28,765
Amounts owed to related parties	532	628
Short-term capital lease obligations	—	5,131
Accrued expenses and other liabilities	32,291	38,351
Current portion of loans due	56	53

Total current liabilities	66,398	72,928

Non-current portion of loans due	379	400
Non-current portion of loans due to related party	45,860	50,000
7% Convertible note	18,855	—
Other long-term liabilities	14,176	14,107

Total liabilities	145,668	137,435

Shareholders’ equity:
Common stock	338	1,772
Additional paid in capital	925,774	916,193
Deferred compensation	(1,123)	(1,354)
Accumulated other comprehensive income	38,953	33,035
Accumulated deficit	(828,001)	(619,056)

Total shareholders’ equity	135,941	330,590

Total liabilities and shareholders’ equity	$281,609	$468,025

BOOKHAM, INC.
Non-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended April 2, 2005				Three months ended Jan. 1, 2005
		Reconciling				Reconciling
	GAAP	items		Non-GAAP	GAAP	items		Non-GAAP
Net revenues	$49,939	$—		$49,939	$45,751	$—		$45,751
Cost of net revenues	49,392	—		49,392	49,298	—		49,298

Gross profit (loss)	547	—		547	(3,547)	—		(3,547)

Operating expenses:
Research and development	10,648	—		10,648	12,046	—		12,046
Selling, general and administrative	13,957	—		13,957	14,195	(154	)1	14,041
Amortization of intangible assets	2,855	—		2,855	2,837	—		2,837
Restructuring charges	3,777	(3,777	)2	—	7,938	(7,938	)2	—
Stock-based compensation	289	—		289	121	—		121
Impairment of goodwill	98,136	(98,136	)3	—	—	—		—

Total operating expenses	129,662	(101,913)		27,749	37,137	(8,092)		29,045

Operating loss	(129,115)	101,913		(27,202)	(40,684)	8,092		(32,592)

Other income (expense), net	(460)	—		(460)	(424)	—		(424)

Loss before income taxes	(129,575)	101,913		(27,662)	(41,108)	8,092		(33,016)

Income tax expense	—	—		—	(1)	—		(1)

Net loss	$(129,575)	$101,913		$(27,662)	$(41,109)	$8,092		$(33,017)

Net loss per share (basic and diluted)	$(3.86)	$3.04		$(0.82)	$(1.23)	$0.24		$(0.99)

Shares used in per share calculation (basic and diluted)	33,555	33,555		33,555	33,535	33,535		33,535

1.	Costs incurred in the Company’s change in domicile to the US, including delisting from the London Stock Exchange and re-listing on NASDAQ

2.	Costs in connection with the Company’s 2004 restructuring plan.

3.	Preliminary calculation of goodwill impairment.

The following table reconciles the non-GAAP operating expense, net loss, net loss per share, and EBITDA financial measures to the most directly comparable GAAP measures:

BOOKHAM, INC.
Additional selected financial information
Following is a reconciliation of GAAP net loss to non-GAAP EBITDA
(in thousands)
(Unaudited)

	Three months ended April 2, 2005			Three months ended Jan. 1, 2005
		Reconciling			Reconciling
	GAAP	items	Non-GAAP	GAAP	items	Non-GAAP
Net loss	$(129,575)	$101,913	$(27,662)	$(41,109)	$8,092	$(33,017)
Add back:			—			—
Depreciation expense	5,174		5,174	5,107		5,107
Amortization expense	2,855		2,855	2,837		2,837
Interest, net	1,696		1,696	657		657
Income tax expense	—		—	1		1

Non-GAAP EBITDA	$(119,850)	$101,913	$(17,937)	$(32,507)	$8,092	$(24,415)